Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Aratana Therapeutics, Inc. of our report dated January 13, 2014 related to the financial statements of Okapi Sciences NV (the “Company”) as of and for the years ended December 31, 2012 and 2011 and from December 20, 2007 (date of inception) to December 31, 2012 (which report expresses an unmodified opinion on the financial statements and includes as explanatory paragraph indicating that: (a) the financial statements have been prepared assuming that the Company will continue as a going concern, (b) as discussed in Note 1 to the financial statements, the Company devotes substantially all of its efforts to research and development and has incurred losses since inception, (c) such condition raises substantial doubt about its ability to continue as a going concern, and (d) financial statements do not include any adjustments that might result from the outcome of the uncertainty) which appears in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-193324) of Aratana Therapeutics, Inc., and to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-193324) of Aratana Therapeutics, Inc.

Diegem, Belgium

January 28, 2014

DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises

BV o.v.v.e. CVBA / SC s.f.d. SCRL

/s/ Gert Vanhees	/s/ Koen Neijens
Gert Vanhees	Koen Neijens